Exhibit 99.2 2nd Quarter 2020 Earnings Release Presentation August 6, 2020

Available Information On August 6, 2020, Consolidated Edison, Inc. issued a press release reporting its second quarter 2020 earnings and filed with the Securities and Exchange Commission the company’s second quarter 2020 Form 10-Q. This presentation should be read together with, and is qualified in its entirety by reference to, the earnings press release and the Form 10-Q. Copies of the earnings press release and the Form 10-Q are available at: www.conedison.com. (Select "For Investors" and then select "Press Releases" and “SEC Filings,” respectively.) Forward-Looking Statements This presentation contains forward-looking statements that are intended to qualify for the safe-harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements of future expectations and not facts. Words such as "forecasts," "expects," "estimates," "anticipates," "intends," "believes," "plans," "will" and similar expressions identify forward-looking statements. Forward-looking statements reflect information available and assumptions at the time the statements are made, and accordingly speak only as of that time. Actual results or developments may differ materially from those included in the forward-looking statements because of various factors such as those identified in reports Con Edison has filed with the Securities and Exchange Commission, including that Con Edison's subsidiaries are extensively regulated and are subject to penalties; its utility subsidiaries' rate plans may not provide a reasonable return; it may be adversely affected by changes to the utility subsidiaries' rate plans; the failure of, or damage to, its subsidiaries' facilities could adversely affect it; a cyber-attack could adversely affect it; the failure of processes and systems and the performance of employees and contractors could adversely affect it; it is exposed to risks from the environmental consequences of its subsidiaries' operations, including increased costs related to climate change; a disruption in the wholesale energy markets or failure by an energy supplier or customer could adversely affect it; it has substantial unfunded pension and other postretirement benefit liabilities; its ability to pay dividends or interest depends on dividends from its subsidiaries; it requires access to capital markets to satisfy funding requirements; changes to tax laws could adversely affect it; its strategies may not be effective to address changes in the external business environment; it faces risks related to health epidemics and other outbreaks, including the COVID-19 pandemic; and it also faces other risks that are beyond its control. Con Edison assumes no obligation to update or revise any forward- looking statements, whether as a result of new information, future events or otherwise. Non-GAAP Financial Measures This presentation also contains financial measures, adjusted earnings and adjusted earnings per share (adjusted EPS) and, for the Clean Energy Businesses (CEBs), adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA), that are not determined in accordance with generally accepted accounting principles in the United States of America (GAAP). These non-GAAP financial measures should not be considered as an alternative to net income for common stock or net income per share, each of which is an indicator of financial performance determined in accordance with GAAP. Adjusted earnings and adjusted EPS exclude from net income for common stock and net income per share certain items that Con Edison does not consider indicative of its ongoing financial performance such as the effects of the CEBs' hypothetical liquidation at book value (HLBV) accounting for tax equity investors in certain renewable electric production projects and mark-to-market accounting. Adjusted EBITDA for the CEBs refers to the CEBs' net income for common stock, excluding the effects of HLBV and mark-to-market accounting, before interest, taxes, depreciation and amortization plus the pre-tax equivalent of production tax credits. Management uses adjusted earnings and adjusted EPS to facilitate the analysis of Con Edison's financial performance as compared to its internal budgets and previous financial results and to communicate to investors and others Con Edison's expectations regarding its future earnings and dividends on its common stock. Management uses the CEBs' adjusted EBITDA to evaluate the performance of the CEBs. Management believes that these non-GAAP financial measures are also useful and meaningful to investors to facilitate their analysis of the financial performance of Con Edison and the CEBs. For more information, contact: Jan Childress, Director, Investor Relations Olivia M. Webb, Manager, Investor Relations Tel.: 212-460-6611, Email: childressj@coned.com Tel.: 212-460-3431, Email: webbo@coned.com www.conEdison.com 2

Table of Contents Page Organizational Structure and Plan 4 – 5 Dividend and Earnings Announcements 6 2Q 2020 Earnings 7 – 10 Environmental, Social and Corporate Governance 11 – 23 The Coronavirus Disease (COVID-19) Pandemic 24 – 30 2Q 2020 Developments 31 – 33 YTD 2020 Earnings 34 – 37 Five-Year Reconciliation of Reported EPS (GAAP) to Adjusted EPS (Non-GAAP) 38 Utilities' Rate Adjustments for Tax Cuts and Jobs Act of 2017 (TCJA) 39 – 40 The Coronavirus Aid Relief and Economic Security (CARES) Act 41 CECONY Operations and Maintenance Expenses 42 Composition of Regulatory Rate Base 43 Average Rate Base Balances 44 Regulated Utilities' Rates of Return and Equity Ratios 45 Capital Expenditures and Utilities' Capital Expenditures 46 – 47 Financing Plan for 2020 – 2022 48 Capital Structure and Commercial Paper Borrowings 49 – 50 Utilities' Sales and Revenues 51 – 55 2Q and YTD 2020 Summary of Segmented Financial Statements 56 – 59 Rating Agency Credit Metrics 60 List of Notes to 2020 Second Quarter Form 10-Q Financial Statements 61 3

Organizational Structure Market Cap(a): $24.0 billion Ratings(b): Baa2 / BBB+ / BBB+ Outlook(b): Stable / Stable / Negative Utilities Transmission Clean Energy Con Edison Con Edison Clean Energy Consolidated Transmission, Orange and Businesses, Edison Inc. Company of Rockland Inc. New York, Inc. Utilities, Inc. (Con Edison (Clean Energy (O&R) Transmission or (CECONY) CET) Businesses or CEBs) Rockland Con Edison Gas Consolidated Edison Electric Pipeline and Transmission, LLC Company Storage, LLC (RECO) a. As of June 30, 2020. (CET Gas) (CET Electric) b. Senior unsecured ratings and outlook shown in order of Moody’s / Standard & Poor's (S&P) / Fitch. Ratings are not a Mountain Stagecoach recommendation to buy, sell or hold Valley Gas New York securities and may be subject to revision or Pipeline, Services, Transco LLC withdrawal at any time. LLC LLC c. Based on the current project estimate, this is 12.1%(c) 50% 45.7% expected to be reduced to below 10 percent. 4

The Con Edison Plan Customer Focused Strategic Value Oriented Provide safe and Strengthen core utility Provide steady, reliable service delivery business predictable earnings Enhance the Pursue additional Maintain balance customer experience regulated growth sheet opportunities to add stability value in the evolving industry Achieve operational Grow existing clean Pay attractive, excellence and cost energy businesses growing dividends optimization and pursue additional clean energy growth opportunities consistent with our risk appetite CECONY has long-range plans to achieve its strategic priorities of public and employee safety, operational excellence, and an enhanced customer experience. The company’s 20-year plans for its electric and gas business are designed to help the company navigate today’s challenges while preparing for changes in the energy landscape. The plans are available on our website at the following links: https://www.coned.com/-/media/files/coned/documents/our-energy-future/our-energy-projects/electric-long-range-plan.pdf https://www.coned.com/-/media/files/coned/documents/our-energy-future/our-energy-projects/gas-long-range-plan.pdf 5

Dividend and Earnings Announcements • On July 16, 2020, the company issued a press release reporting that the company had declared a quarterly dividend of 76.5 cents a share on its common stock. • On August 6, 2020, the company issued a press release in which it confirmed its previous forecast of adjusted earnings per share for the year 2020 to be in the range of $4.15 to $4.35 per share(a). 2Q 2020 vs. 2Q 2019 YTD 2020 vs. YTD 2019 $1.95 $1.96 $1.77 $1.69 $0.57 $0.60 $0.58 $0.46 2020 2019 2020 2019 2020 2019 2020 2019 Reported EPS (GAAP) Adjusted EPS (Non-GAAP) Reported EPS (GAAP) Adjusted EPS (Non-GAAP) a. Adjusted earnings per share exclude the effects of HLBV accounting for tax equity investments in certain of the Clean Energy Businesses' renewable electric production projects (approximately $(0.09) a share). Adjusted earnings per share also exclude the Clean Energy Businesses' net mark-to-market effects, the amount of which will not be determinable until year end. 6

2Q 2020 Earnings Net Income for Earnings per Share Common Stock ($ in Millions) 2020 2019 2020 2019 Reported Net Income for Common Stock and EPS – GAAP basis $0.57 $0.46 $190 $152 HLBV effects of the Clean Energy Businesses (pre-tax) 0.04 0.10 12 28 Income taxes (a) (0.01) (0.03) (3) (7) HLBV effects of the Clean Energy Businesses (net of tax) 0.03 0.07 9 21 Net mark-to-market effects of the Clean Energy Businesses (pre-tax) — 0.07 3 21 Income taxes (b) — (0.02) (1) (5) Net mark-to-market effects of the Clean Energy Businesses (net of tax) — 0.05 2 16 Adjusted Earnings and Adjusted EPS – non-GAAP basis $0.60 $0.58 $201 $189 a. The amount of income taxes was calculated using a combined federal and state income tax rate of 25% for the three months ended June 30, 2020 and 2019. b. The amount of income taxes was calculated using a combined federal and state income tax rate of 25% and 24% for the three months ended June 30, 2020 and 2019, respectively. 7

Walk from 2Q 2019 EPS to 2Q 2020 EPS Variance in Reported EPS (GAAP) Variance in Adjusted EPS (Non-GAAP) $0.04 $0.60 $0.13 $0.57 $0.58 $(0.01) $(0.01) $0.46 $(0.01) $(0.01) $0 $0 $0 $0 (a) (a) 2Q 2019 CECONY O&R CEBs CET Other 2Q 2020 2Q 2019 CECONY O&R CEBs CET Other 2Q 2020 Reported Reported Adjusted Adjusted EPS EPS EPS EPS a. Includes parent company and consolidation adjustments. 8

2Q 2020 vs. 2Q 2019 EPS Variances – Three Months Ended Variation

CECONY[a]		
Changes in rate plans	$ (0.02)	Primarily reflects lower non-weather related steam net revenues due to lower usage by customers.
Weather impact on steam revenues	0.01	Reflects the impact of warmer spring weather in the 2019 period.
Operations and maintenance expenses	0.22	Reflects lower costs for pension and other postretirement benefits of $0.12 a share, which are reconciled under the rate plans, lower regulatory assessments and fees that are collected in revenues from customers of $0.07 a share, lower healthcare costs of $0.03 a share, lower stock-based compensation of $0.02 a share, and lower consultant costs of $0.01 a share, offset in part by incremental costs associated with the Coronavirus Disease 2019 (COVID-19) pandemic of $(0.06) a share.
Depreciation, property taxes and other tax matters	(0.19)	Reflects higher depreciation and amortization expense of $(0.13) a share and higher property taxes of $(0.07) a share, both of which are recoverable under the rate plans, offset in part by the Employee Retention Tax Credit under the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) of $0.01 a share.
Other	(0.03)	Primarily reflects foregone revenues from the suspension of customers' late payment charges and certain other fees associated with COVID-19 of $(0.04) a share and the dilutive effect of Con Edison's stock issuances of $(0.01) a share.
Total CECONY	**$ (0.01)**	
O&R[a]		
Changes in rate plans	0.01	Reflects an electric base rate increase of $0.01 a share under the company's rate plans.
Operations and maintenance expenses	(0.01)	Primarily reflects incremental costs associated with COVID-19.
Other	(0.01)	Primarily reflects higher costs associated with components of pension and other postretirement benefits other than service cost of $(0.01) a share.
Total O&R	**$ (0.01)**	
Clean Energy Businesses		
Operating revenues less energy costs	0.01	Reflects higher revenues from renewable electric production projects of $0.02 a share, offset in part by lower energy services revenues of $(0.01) a share.
Operations and maintenance expenses	0.01	Primarily reflects lower energy services costs.
Net interest expense	0.06	Primarily reflects lower unrealized losses on interest rate swaps in the 2020 period.
HLBV effects	0.04	Primarily reflects lower losses from tax equity projects.
Other	0.01	Primarily reflects the Employee Retention Tax Credit under the CARES Act.
Total CEBs	**$ 0.13**	
Con Edison Transmission		
Total CET	**$ —**	
Other		
Parent company and consolidation adjustments	**$ —**	
Reported EPS (GAAP)	**$ 0.11**	
HLBV effects of the Clean Energy Businesses	(0.04)	
Net mark-to-market effects of the Clean Energy Businesses	(0.05)	Reflects unrealized losses on interest rate swaps, offset in part by unrealized wholesale energy gains.
Adjusted EPS (non-GAAP)	**$ 0.02**	

a. Under the revenue decoupling mechanisms in the Utilities' New York electric and gas rate plans and the weather-normalization clause applicable to their gas businesses, revenues are generally not affected by changes in delivery volumes from levels assumed when rates were approved. In general, the Utilities recover on a current basis the fuel, gas purchased for resale and purchased power costs they incur in supplying energy to their full-service customers. Accordingly, such costs do not generally affect Con Edison's results of operations.

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2Q 2020 vs. 2Q 2019 EPS Reconciliation by Company

Three Months Ended June 30, 2020

	CECONY	O&R	CEBs	CET	Other(c)	Total
Reported EPS – GAAP basis	**$0.45**	**$—**	**$0.10**	**$0.04**	**$(0.02)**	**$0.57**
HLBV effects of the Clean Energy Businesses (pre-tax)	—	—	0.04	—	—	0.04
Income taxes (a)	—	—	(0.01)	—	—	(0.01)
HLBV effects of the Clean Energy Businesses (net of tax)	**—**	**—**	**0.03**	**—**	**—**	**0.03**
Net mark-to-market losses (pre-tax)	—	—	—	—	—	—
Income taxes (b)	—	—	—	—	—	—
Net mark-to-market losses (net of tax)	**—**	**—**	**—**	**—**	**—**	**—**
Adjusted EPS – Non-GAAP basis	**$0.45**	**$—**	**$0.13**	**$0.04**	**$(0.02)**	**$0.60**

Three Months Ended June 30, 2019

	CECONY	O&R	CEBs	CET	Other(c)	Total
Reported EPS – GAAP basis	**$0.46**	**$0.01**	**$(0.03)**	**$0.04**	**$(0.02)**	**$0.46**
HLBV effects of the Clean Energy Businesses (pre-tax)	—	—	0.10	—	—	0.10
Income taxes (a)	—	—	(0.03)	—	—	(0.03)
HLBV effects of the Clean Energy Businesses (net of tax)	**—**	**—**	**0.07**	**—**	**—**	**0.07**
Net mark-to-market losses (pre-tax)	—	—	0.07	—	—	0.07
Income taxes (b)	—	—	(0.02)	—	—	(0.02)
Net mark-to-market losses (net of tax)	**—**	**—**	**0.05**	**—**	**—**	**0.05**
Adjusted EPS – Non-GAAP basis	**$0.46**	**$0.01**	**$0.09**	**$0.04**	**$(0.02)**	**$0.58**

a. The amount of income taxes was calculated using a combined federal and state income tax rate of 25% for the three months ended June 30, 2020 and 2019.
b. The amount of income taxes was calculated using a combined federal and state income tax rate of 25% and 24% for the three months ended June 30, 2020 and 2019, respectively.
c. Includes parent company and consolidation adjustments.

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Sustainability Impact at a Glance 11

Con Edison Sustainability Rankings and Ratings for 2019-2020 • AA out of AAA ESG rating by MSCI • 3rd among utilities in Sustainability Index by J.D. Power • 2nd in Business Customer Satisfaction among large utilities in the East by J.D. Power • 2nd among utilities by Diversity Inc. • 6th among utilities and among Index Trendsetters in the CPA-Zicklin Index for Corporate Political Disclosure and Accountability • 6th among utilities by JUST Capital • Among 300 Most Responsible Companies by Newsweek’s 2020 America’s Most Responsible Companies 12

Con Edison Sustainability Standardized Reporting • Edison Electric Institute ESG Template – industry standard adopted by Con Edison in 2019 • American Gas Association ESG Template – industry standard adopted by Con Edison in 2019 • Task Force on Climate-Related Financial Disclosures (TCFD) – broad standard adopted by Con Edison in 2020 • Sustainability Accounting Standards Board (SASB) – broad standard adopted by Con Edison in 2020 • Carbon Disclosure Project (CDP) – broad standard expected to be adopted by Con Edison in 2020 Link to Con Edison's Sustainability Report: https://www.conedison.com/ehs/2019-sustainability-report/eei-esg-template/ 13

Corporate Governance Highlights Our governance model is focused on diversity, shareholder empowerment and a sustainable future 14

Adopting Board Best Practices Board has an appropriate blend of diversity, tenure and skills Source: Consolidated Edison, Inc. 2020 Proxy Statement 15

Diversity and Inclusion Diversity & Inclusion Vision  To be a company whose values and behaviors foster a culture of inclusion and respect for all. Diversity & Inclusion Mission To cultivate a workplace where employees are fully engaged, and able to deliver to their full potential. Value diversity and advance inclusion • Enhance skills and competencies that promote better understanding of how to leverage the differences and similarities in our workplace • Engage employees to demonstrate behaviors that support our company values of service, honesty, concern, courtesy, excellence, and teamwork • Set high standards for respect and fairness throughout the company • Implement systems, policies, and processes that support and sustain inclusion and eliminate discrimination and harassment Diversity & Inclusion in Succession Planning • The Board is committed to diversity and would direct a search firm retained in connection with director and executive succession planning to provide a diverse slate of candidates for the Board’s consideration including diversity of gender, race and ethnicity • During succession planning and development discussions, the company proactively seeks to develop talented gender, racially and ethnically diverse employees to ensure a diverse and talented internal bench of enterprise leaders 16

Safety is our Highest Priority 17

Committed to the Environment Through Clean Energy Production 2018 * Includes 2019 utility-scale electric production volumes ** CECONY and O&R do not control their fuel mix, which is allocated by the New York Independent System Operator EEI ESG Template https://www.conedison.com/ehs/2019-sustainability-report/eei-esg-template/ 18

Clean Energy Business as a Source of Sustainable Growth 19

Steam as an Environmentally-Sound Power Source 20

Benefiting Customers and the Environment Through Energy Efficiency and Demand Management Programs 21

Commitment to Science-Based Climate Resilience Planning Link to Con Edison Climate Change Vulnerability Study: https://www.coned.com/en/our-energy-future/our-energy-vision/storm-hardening-enhancement-plan 22

Electrifying Our Transportation

Electric vehicle infrastructure and customer incentives pave the way for electric vehicle ownership in our service territory

- In July 2020, NYSPSC established a light-duty electric vehicle “make-ready” program that includes budgets of $290 million and $24 million for CECONY and O&R, respectively, through 2025, for
  - electric vehicle infrastructure for fast charger stations,
  - fleet assessment services to customers interested in fleet electrification and
  - future-proofing so that components can accommodate upgrades to the quantity or charging capacity of the station
- CECONY rate plan includes $52 million in electric vehicle programs
  - $30 million program to provide interconnection for new public fast charging providers (included in the July 2020 “make-ready” order)
  - $13 million to continue and expand the SmartCharge NY program, which provides incentives to charge during off-peak hours to reduce system peak load
  - $9 million to provide interconnection for customers’ fleet vehicle charging
- Vehicle-to-grid school bus demonstration project in White Plains, NY includes five electric school buses that will be used for grid services in the summer
- Working with NYC Department of Transportation on a curbside charging demonstration project to install approximately 120 charging ports for NYC fleet and public electric vehicles


SmartCharge
New York

CECONY's long-range plan forecasts electric-vehicle related usage will reach 7.2% of system peak, or 107 MW, in 2038

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Financial Impacts of COVID-19 for the Six Months Ended June 30, 2020 Impact on Income before income tax expense(a) Balance Sheet Impact ($ in millions) ($ in millions) CECONY Employee retention tax credit $5.2 under the CARES Act Foregone late payment (22.7) charges/other charges Increase in allowance for $208.1 (16.3) uncollectible accounts $152.7 (15.5) Materials/supplies and O&M $7.9 Total $(49.3) Electric Gas Increase in aged Increase in deferred RDM revenues O&R A/R(b) from customers(c) Employee retention tax credit $1.1 under the CARES Act Foregone late payment (1.4) charges/other charges Increase in allowance for $9.0 (1.4) $7.3 uncollectible accounts (1.1) Materials/supplies and O&M $1.4 Total $(2.8) Electric Gas Increase in aged Increase in deferred RDM revenues A/R(b) from customers(c) a. Net income impact of $(0.12)/share and $(0.01)/share for CECONY and O&R, respectively b. Represents an increase in the accounts receivable (A/R) balance in arrears over 60 days from February 28 to June 30, 2020 c. Represents the increase in the RDM receivable from customers for the six months ended June 30, 2020 from COVID-19 and other factors and in addition weather for CECONY and O&R Electric. CECONY’s electric RDM balance as of June 30, 2020 is being recovered from customers beginning August 2020 over the ensuing six month period 24

Maintaining Focus on Our Core Principles During the Pandemic • Safety and reliable service remain top priorities for Con Edison – Mobilized a pandemic planning team in January and an incident command system structure on March 16th – More than 8,000 of our employees are working from home or remotely – Pre-entry symptom surveys for employees arriving at critical locations • In March, began suspending utility service disconnections, certain collection notices, final bill collection agency activity, new late payment charges and certain other fees for all customers – For the six months ended June 30, 2020, the estimated foregone revenues that were not collected were approximately $23 million and $1.4 million for CECONY and O&R, respectively – Our reserves for uncollectible accounts were increased by $16 million and $1.4 million for CECONY and O&R, respectively, in the second quarter 25

Customer Breakdown of Electric Deliveries and Revenues 26

Estimated Non-Weather Impact on Electric Delivery Volume and Revenues for March 16 to July 31, 2020 Impact on Electric Delivery Volume(a) Impact on Electric Delivery Revenues(b) Millions of kWh delivered $ in thousands CECONY CECONY 8% 11% 389 46,682 142 15,767 (195) (10,631) (604) (40,997) (465) (31,265) (19)% (18)% (103,563) (1,312) (15)% (19)% Residential Commercial NYPA Residential Commercial NYPA O&R O&R 7% 10% 4,984 61 20 1,293 (52) (1,457) (78) (4,192) (12)% (10)% Residential Commercial Residential Commercial CECONY - March 16, 2020 to April 30, 2020 O&R - March 16, 2020 to April 30, 2020 CECONY - May 1, 2020 to July 31, 2020 O&R - May 1, 2020 to July 31, 2020 a. Impact estimated as compared to budget for the period March 16, 2020 to July 31, 2020. b. Impact estimated as compared to budget for the period March 16, 2020 to July 31, 2020. Amounts deferred and generally recoverable in the August – January period for CECONY and February – following January period for O&R through the revenue decoupling mechanism provisions in the respective rate plans. 27

Liquidity Update • Con Edison’s $2,250 million credit facility supports commercial paper borrowing with $437 million of remaining capacity available as of June 30, 2020. Additionally Con Edison had $1,144 million of cash and temporary cash investments as of June 30, 2020. • Financing plan for 2020: – Debt: Issue between $1,500 million and $2,000 million of long-term debt, primarily at the Utilities, in addition to issuance of long-term debt to refinance maturities at CECONY – Equity: Issue up to $600 million of common equity in 2020 in addition to equity issued through dividend reinvestment, employee stock purchase and long-term incentive plans and in addition to the 1.05 million shares issued for $88 million in January 2020 to settle the remainder of a May 2019 equity forward transaction • Debt maturities / amortizations for 2020 are $518 million: CECONY $350 million (June); CEB $165 million; and CEI $3 million • Steps we have taken in 2020 to improve our liquidity position: – In March, CECONY issued $1,600 million of Green Debentures – In July, Con Edison borrowed $820 million pursuant to a supplemental credit agreement 28

Transparent Rate-Making Process • About 87% of CEI revenues and 94% of Utilities revenues are subject to a regulatory recovery mechanism, e.g. revenue decoupling mechanisms • Rate plans provide for a total of $54 million for bad debt expense at CECONY and O&R for 2020 • Currently we have no open rate case filings with the NYSPSC or the NJBPU * Under the revenue decoupling mechanisms for CECONY electric and O&R electric, revenues are generally not affected by changes in weather. 29

Supporting the Community During the Pandemic • Deployed 1 MW generator to support the field hospital setup located at the Brooklyn Cruise Terminal in Red Hook • Expanded grid service or provided engineering services for emergency field hospitals: – At Westchester County Center to support a 100-bed facility – At Javits Center to support a 2,500-bed facility – Into Central Park’s East Meadow to support Mount Sinai Hospital’s emergency facility – At U.S. Open facility in Queens to support a 500-bed facility • Provided donations to the Mayor’s Fund "NYC Healthcare Heroes Fund“ and the FDNY and NYPD Foundations to support NYC first responders • Donated almost 100,000 N95 masks for healthcare workers • Building 40,000 face shields in our machine shop for healthcare workers 30

2Q 2020 Developments(a) CECONY & O&R • In March 2020, New York State Governor Cuomo declared a State Disaster Emergency for the State of New York, due to the COVID-19 pandemic and signed the "New York State on PAUSE" executive order that closed all non-essential businesses statewide. New York State designated utilities, including CECONY and O&R, as essential businesses that were able to continue a portion of their work during the effectiveness of the PAUSE order. In May 2020, the "New York Forward" plan went into effect. New York Forward is a phased plan to reopen businesses in geographic areas of New York State that meet metrics established by various public health organizations. Since the emergency declaration, and due to economic conditions, the NYSPSC and the Utilities have mitigated the potential impact of the COVID-19 pandemic on the Utilities, their customers and other stakeholders. (pages 23, 49) • In March 2020, the Utilities began suspending service disconnections, certain collection notices, final bill collection agency activity, new late payment charges and certain other fees for all customers. The Utilities also began providing payment extensions for all customers that were scheduled to be disconnected prior to the start of the COVID-19 pandemic. In June 2020, the state of New York enacted a law prohibiting New York utilities, including CECONY and O&R, from disconnecting residential customers during the COVID-19 state of emergency. In addition, such prohibition will apply for an additional 180 days after the state of emergency ends for residential customers who have experienced a change in financial circumstances due to the COVID-19 pandemic. The law expires on March 31, 2021. For the three and six months ended June 30, 2020, the estimated foregone revenues that were not collected by the Utilities were approximately $20 million and $23 million, respectively, for CECONY and $1.2 million and $1.4 million, respectively, for O&R. (pages 23, 38, 49-50) • In March 2020, the Utilities requested and the NYSPSC granted extensions to file their 2019 Earnings Adjustment Mechanisms (EAMs) reports, which were filed in July 2020. The earned EAM incentives of approximately $46 million and $3 million for CECONY and O&R, respectively, are expected to be recovered from customers over a twelve-month period beginning September 2020. (pages 23, 50) • CECONY’s and O&R’s allowances for uncollectible accounts reserve increased from $65 million and $4.6 million at December 31, 2019 to $81 million and $6.0 million at June 30, 2020, respectively. (page 52) • In June 2020, the NYSPSC established a generic proceeding on the impacts of the COVID-19 pandemic and sought comment on a variety of COVID-19 related issues. In July 2020, the Utilities submitted joint comments with other large utilities in New York State that included a formal request to defer all COVID-19 related costs and for a surcharge mechanism to collect such deferrals based upon the individual utility's need. (page 23) a. Page references to 2Q 2020 Form 10-Q. 31

2Q 2020 Developments (cont'd)(a) CECONY & O&R • In July 2020, CECONY, O&R and NYSPSC Staff executed a settlement agreement, subject to NYSPSC approval, that resolves the NYSPSC investigation of the preparation and response to the March 2018 Winter Storms Riley and Quinn. At June 30, 2020, CECONY and O&R accrued $5.6 million and $0.85 million, respectively, for the benefit of electric customers related to this matter. (page 25) • In July 2018, the NYSPSC commenced an investigation into the rupture of a CECONY steam main located on Fifth Avenue and 21st Street in Manhattan. Debris from the incident included dirt and mud containing asbestos. At June 30, 2020, the company accrued $3 million to an Other current liabilities account related to this matter. (page 25) • In August 2020, Tropical Storm Isaias caused significant damage to the Utilities’ electric distribution system and interrupted service to approximately 300,000 CECONY electric customers and approximately 225,000 O&R electric customers. To restore service to their customers and repair their energy systems, the Utilities are incurring operating costs and making capital expenditures, the amount of which the Utilities are unable to estimate at this time. The Utilities’ rate plans provide for operating costs and capital expenditures under different provisions. The Utilities expect that most of their operating expenses attributable to Tropical Storm Isaias will be deferred for recovery as a regulatory asset under their electric rate plans. The Utilities’ capital expenditures, up to specified levels, are reflected in rates under their rate plans. The Utilities’ New York electric rate plans include provisions for revenue decoupling, as a result of which delivery revenues generally are not affected by changes in delivery volumes from levels assumed when rates were approved. The provisions of the Utilities’ New York electric rate plans that impose penalties for operating performance provide for exceptions for major storms and catastrophic events beyond the control of the companies, including natural disasters such as hurricanes and floods. In August 2020, New York State Governor Cuomo directed the New York State Department of Public Service to investigate the preparation and performance of New York utilities in connection with Tropical Storm Isaias. The Companies are unable to estimate the amount or range of their possible loss in connection with the storm. (page 26) • In June 2020, CECONY decreased its five-year forecast of average annual growth of the peak gas demand in its service area at design conditions from approximately 1.5 percent (for 2020 to 2024) to approximately 1.4 percent (for 2021 to 2025). The decrease reflects the negative impact the current economy is expected to have on large new construction as well as the projected number of applications for firm gas service in CECONY's service territory. The decrease also reflects an expected increase in customers’ energy efficiency measures and electrification of space heating. O&R also decreased its five-year forecast of average annual growth of the peak gas demand in its service area at design conditions from approximately 0.7 percent (for 2020 to 2024) to approximately 0.2 percent (for 2021 to 2025). The decrease reflects an expected increase in customers' energy efficiency measures and electrification of space heating. (page 48) a. Page references to 2Q 2020 Form 10-Q. 32

2Q 2020 Developments (cont'd)(a) CECONY & O&R • In June 2020, CECONY reached a four-year collective bargaining agreement with its largest union covering approximately 7,100 employees, effective June 21, 2020. (page 48) • In July 2020, the New Jersey Board of Public Utilities authorized RECO and other New Jersey utilities to create a COVID-19- related regulatory asset by deferring prudently incurred incremental costs related to COVID-19 beginning on March 9, 2020, and through the later of September 30, 2021, or 60 days after the emergency declaration is no longer in effect. As of June 30, 2020, RECO had not yet deferred any incremental costs related to COVID-19 and such costs are not expected to be material. (page 24) • The impacts of the Coronavirus Aid, Relief, and Economic Security (CARES) Act that became law on March 27, 2020 appear on pages 35-36, 51 of the 10-Q and on page 41 of this presentation. Clean Energy Businesses • In July 2020, PG&E’s plan of reorganization, previously confirmed by the bankruptcy court in June 2020, became effective. The PG&E bankruptcy was an event of default under the PG&E PPAs. Distributions from the related projects to the Clean Energy Businesses were restricted during the pendency of the bankruptcy. As of the effective date of the plan of reorganization, PG&E assumed all of the PG&E PPAs. In July 2020, the Clean Energy Businesses received previously restricted distributions and have resumed distributions for all projects. Also, as a result of PG&E assuming all of the PG&E PPAs and emerging from bankruptcy, the Clean Energy Businesses have received full payment of all past due receivables, and all related project debt with a maturity longer than one year has been reclassified to long-term debt. (page 21) • The Clean Energy Businesses have 3,374 MW (AC) of utility-scale renewable energy production projects in service (2,767 MW) or in construction (607 MW) and 69 MW (AC) of behind-the-meter renewable energy production projects in service (56 MW) or in construction (13 MW). (page 82) • 1,784 million of kWh of electricity was generated from solar projects and 388 million of kWh generated from wind projects for the six months ending June 30, 2020. (page 83) Con Edison Transmission • In June 2020, the operator of the Mountain Valley Pipeline, which is being constructed by a joint venture in which CET Gas has a 12.1 percent ownership interest (that is expected to be reduced below 10 percent based on the current project cost estimate), indicated that it now expects an early 2021 full in-service date for the project. The operator indicated that total project costs may potentially increase approximately 5% above the project’s $5,400 million estimate, excluding AFUDC. At June 30, 2020, CET Gas’s cash contributions to the joint venture amounted to $530 million. (page 83) a. Page references to 2Q 2020 Form 10-Q. 33

YTD 2020 Earnings Net Income for Earnings per Share Common Stock ($ in Millions) 2020 2019 2020 2019 Reported Net Income for Common Stock and EPS – GAAP basis $1.69 $1.77 $565 $576 HLBV effects of the Clean Energy Businesses (pre-tax) 0.10 0.15 29 49 Income taxes (a) (0.03) (0.04) (7) (12) HLBV effects of the Clean Energy Businesses (net of tax) 0.07 0.11 22 37 Net mark-to-market effects of the Clean Energy Businesses (pre-tax) 0.26 0.11 86 32 Income taxes (b) (0.07) (0.03) (21) (8) Net mark-to-market effects of the Clean Energy Businesses (net of tax) 0.19 0.08 65 24 Adjusted Earnings and Adjusted EPS – non-GAAP basis $1.95 $1.96 $652 $637 a. The amount of income taxes was calculated using a combined federal and state income tax rate of 24% for the six months ended June 30, 2020 and 2019. b. The amount of income taxes was calculated using a combined federal and state income tax rate of 24% and 25% for the six months ended June 30, 2020 and 2019, respectively. 34

Walk from YTD 2019 EPS to YTD 2020 EPS Variance in Reported EPS (GAAP) Variance in Adjusted EPS (Non-GAAP) $1.96 $0.05 $0.02 $1.95 $1.77 $(0.06) $(0.02) $0.02 $1.69 $(0.06) $(0.02) $(0.02) $0.00 $0.00 (a) YTD 2019 CECONY O&R CEBs CET Other YTD 2020 YTD 2019 CECONY O&R CEBs CET Other (a) YTD 2020 Reported Reported Adjusted Adjusted EPS EPS EPS EPS a. Includes parent company and consolidation adjustments. 35

YTD 2020 vs. YTD 2019 EPS Variances – Six Months Ended Variation

CECONY[(a)]		
Changes in rate plans	$ 0.10	Reflects higher electric and gas net base revenues of $0.02 a share and $0.08 a share, respectively, primarily due to electric and gas base rate increases in January 2019 under the company's rate plans.
Weather impact on steam revenues	(0.06)	Reflects the impact of warmer winter weather in the 2020 period.
Operations and maintenance expenses	0.43	Reflects lower costs for pension and other postretirement benefits of $0.30 a share, which are reconciled under the rate plans, lower regulatory assessments and fees that are collected in revenues from customers of $0.14 a share, lower stock-based compensation of $0.04 a share and lower healthcare costs of $0.03 a share, offset in part by incremental costs associated with COVID-19 of $(0.08) a share.
Depreciation, property taxes and other tax matters	(0.40)	Reflects higher depreciation and amortization expense of $(0.26) a share and higher property taxes of $(0.15) a share, both of which are recoverable under the rate plans, offset in part by the Employee Retention Tax Credit under the CARES Act of $0.01 a share.
Other	(0.13)	Primarily reflects foregone revenues from the suspension of customers' late payment charges and certain other fees associated with COVID-19 of $(0.05) a share and the dilutive effect of Con Edison's stock issuances of $(0.05) a share.
Total CECONY	**$ (0.06)**	
O&R[(a)]		
Changes in rate plans	0.03	Reflects electric and gas base rate increases of $0.02 a share and $0.01 a share, respectively, under the company's rate plans.
Operations and maintenance expenses	(0.02)	Primarily reflects incremental costs associated with COVID-19.
Depreciation, property taxes and other tax	(0.01)	Reflects higher depreciation and amortization expense, offset in part by the Employee Retention Tax Credit under the CARES Act.
Other	(0.02)	Primarily reflects higher costs associated with components of pension and other postretirement benefits other than service cost of $(0.01) a share.
Total O&R	**$ (0.02)**	
Clean Energy Businesses		
Operating revenues less energy costs	0.01	Reflects higher revenues from renewable electric production projects of $0.05 a share, offset in part by lower energy services revenues of $(0.04) a share.
Operations and maintenance expenses	0.02	Primarily reflects lower energy services costs.
Net interest expense	(0.11)	Primarily reflects higher unrealized losses on interest rate swaps in the 2020 period.
HLBV effects	0.04	Primarily reflects lower losses from tax equity projects.
Other	0.02	Primarily reflects re-measurement of deferred tax assets and the Employee Retention Tax Credit under the CARES Act.
Total Clean Energy Businesses	**$ (0.02)**	
Con Edison Transmission		
Total CET	**$ —**	
Other		
Parent company and consolidation adjustments	**$ 0.02**	Reflects certain NYS combined income tax benefits.
Reported EPS (GAAP)	**$ (0.08)**	
HLBV effects of the Clean Energy Businesses	(0.04)	
Net mark-to-market effects of the Clean Energy Businesses	0.11	Primarily reflects unrealized losses on interest rate swaps.
Adjusted EPS (non-GAAP)	**$ (0.01)**	

a. Under the revenue decoupling mechanisms in the Utilities' New York electric and gas rate plans and the weather-normalization clause applicable to their gas businesses, revenues are generally not affected by changes in delivery volumes from levels assumed when rates were approved. In general, the Utilities recover on a current basis the fuel, gas purchased for resale and purchased power costs they incur in supplying energy to their full-service customers. Accordingly, such costs do not generally affect Con Edison's results of operations.

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YTD 2020 vs. YTD 2019 EPS Reconciliation by Company

Six months ended June 30, 2020

	CECONY	O&R	CEBs	CET	Other(c)	Total
Reported EPS – GAAP basis	**$1.67**	**$0.09**	**$(0.15)**	**$0.08**	**$—**	**$1.69**
HLBV effects of the Clean Energy Businesses (pre-tax)	—	—	0.10	—	—	0.10
Income taxes (a)	—	—	(0.03)	—	—	(0.03)
HLBV effects of the Clean Energy Businesses (net of tax)	**—**	**—**	**0.07**	**—**	**—**	**0.07**
Net mark-to-market losses (pre-tax)	—	—	0.26	—	—	0.26
Income taxes (b)	—	—	(0.07)	—	—	(0.07)
Net mark-to-market losses (net of tax)	**—**	**—**	**0.19**	**—**	**—**	**0.19**
Adjusted EPS – Non-GAAP basis	**$1.67**	**$0.09**	**$0.11**	**$0.08**	**$—**	**$1.95**

Six months ended June 30, 2019

	CECONY	O&R	CEBs	CET	Other(c)	Total
Reported EPS – GAAP basis	**$1.73**	**$0.11**	**$(0.13)**	**$0.08**	**$(0.02)**	**$1.77**
HLBV effects of the Clean Energy Businesses (pre-tax)	—	—	0.15	—	—	0.15
Income taxes (a)	—	—	(0.04)	—	—	(0.04)
HLBV effects of the Clean Energy Businesses (net of tax)	**—**	**—**	**0.11**	**—**	**—**	**0.11**
Net mark-to-market losses (pre-tax)	—	—	0.11	—	—	0.11
Income taxes (b)	—	—	(0.03)	—	—	(0.03)
Net mark-to-market losses (net of tax)	**—**	**—**	**0.08**	**—**	**—**	**0.08**
Adjusted EPS – Non-GAAP basis	**$1.73**	**$0.11**	**$0.06**	**$0.08**	**$(0.02)**	**$1.96**

a. The amount of income taxes was calculated using a combined federal and state income tax rate of 24% for the six months ended June 30, 2020 and 2019.
b. The amount of income taxes was calculated using a combined federal and state income tax rate of 24% and 25% for the six months ended June 30, 2020 and 2019, respectively.
c. Includes parent company and consolidation adjustments.

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Five-Year Reconciliation of Reported EPS (GAAP) to Adjusted EPS (Non-GAAP)

12 Months Ending December 31,

	2016	2017	2018[a]	2019[a]	2020[a](b)
Reported EPS – GAAP basis	**$4.15**	**$4.97**	**$4.43**	**$4.09**	**$3.99**
Income tax effect of the TCJA	**—**	**(0.85)**	**0.14**	**—**	**—**
HLBV effects of the Clean Energy Businesses (pre-tax)	—	—	—	0.31	0.26
Income taxes (d)	—	—	—	(0.09)	(0.08)
HLBV effects of the Clean Energy Businesses (net of tax)	**—**	**—**	**—**	**0.22**	**0.18**
Gain on acquisition of Sempra Solar Holdings, LLC, net of transaction costs (pre-tax) (c)	—	—	(0.36)	—	—
Income taxes (d)	—	—	0.10	—	—
Gain on acquisition of Sempra Solar Holdings, LLC, net of transaction costs (net of tax)	**—**	**—**	**(0.26)**	**—**	**—**
Gain on sale of the CEBs' retail electric supply business (pre-tax)	(0.35)	—	—	—	—
Income taxes (d)	0.16	—	—	—	—
Gain on sale of the CEBs' retail electric supply business (net of tax)	**(0.19)**	**—**	**—**	**—**	**—**
Goodwill impairment related to the CEBs' energy services business (pre-tax)	0.07	—	—	—	—
Income taxes (d)	(0.03)	—	—	—	—
Goodwill impairment related to the CEBs' energy services business (net of tax)	**0.04**	**—**	**—**	**—**	**—**
Net mark-to-market effects of the CEBs (pre-tax)	(0.02)	—	0.03	0.10	0.26
Income taxes (d)	0.01	—	(0.01)	(0.03)	(0.07)
Net mark-to-market effects of the CEBs (net of tax)	**(0.01)**	**—**	**0.02**	**0.07**	**0.19**
Adjusted EPS – Non-GAAP basis	**$3.99**	**$4.12**	**$4.33**	**$4.38**	**$4.36**

a. Federal income tax rate lowered to 21% from 35% upon enactment of the TCJA on December 22, 2017.
b. Represents 12-month trailing EPS ending June 30, 2020.
c. Gain recognized with respect to jointly owned renewable electric production projects on completion of the acquisition.
d. The amount of income taxes was calculated using applicable combined federal and state income tax rates for the six months ended June 30, 2020 and the years 2016 – 2019.

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Utilities' Rate Adjustments for Tax Cuts and Jobs Act of 2017 (TCJA)(a) New York State Public Service Commission Order in Case 17-M-0815 – Proceeding on Motion of the Commission on Changes in Law that May Affect Rates (August 9, 2018) CECONY Electric • Pursuant to the rate plan approved on January 16, 2020 (Case 19-E-0065), TCJA net benefits are reflected as follows: – the 2019 savings from the TCJA were passed back to customers in 2019 – pass back of the 2018 savings ($377 million) over a three-year period – $126 million annually – pass back of protected portion of net regulatory liability for excess deferred income taxes ($1,663 million) over remaining lives of the related assets - approximately $50 million annually - and the unprotected portion ($784 million) over a five-year period - $157 million annually, as proposed in the initial filing CECONY Gas • Pursuant to the rate plan approved on January 16, 2020 (Case 19-G-0066), TCJA net benefits are reflected as follows: – the 2019 savings from the TCJA were passed back to customers in 2019 – pass back of the remaining portion of the 2018 savings ($63 million) over a two-year period – $32 million annually – pass back of protected portion of net regulatory liability for excess deferred income taxes ($725 million) over remaining lives of the related assets - approximately $14 million annually - and the unprotected portion ($107 million) over a five-year period - $21 million annually, as proposed in the initial filing CECONY Steam • Customer credit of $25 million started on October 1, 2018 and includes: – annual ongoing tax savings of $14 million – pass back of January – September 2018 tax savings ($15 million) over a three-year period – $5 million annually – pass back of protected and unprotected portions of net regulatory liability for excess deferred income taxes ($169 million and $16 million, respectively) over the life of the assets – $6 million annually (amortization period for unprotected balance will be reviewed in the next rate case filing) a. See Note B – Regulatory Matters/Other Regulatory Matters on pages 23 – 27 and Note J – Income Taxes on pages 35 – 36 in the 2Q 2020 Form 10-Q. 39

Utilities' Rate Adjustments for Tax Cuts and Jobs Act of 2017 (TCJA) (cont'd)(a) O&R Electric and Gas • O&R, pursuant to the November 2018 joint proposal (Case 18-E-0067; 18-G-0068), is reflecting its TCJA net benefits as follows: – annual ongoing savings of $18 million      – pass back of 2018 savings ($22 million) over a three-year period – $7 million annually – pass back of protected portion of net regulatory liability for excess deferred income taxes ($123 million) over remaining lives of the related assets and the unprotected portion ($30 million) over a fifteen-year period - $4 million annually Rockland Electric Company (RECO) • NJBPU Docket No. AX1801001 – In the Matter of the Board’s Consideration of the 2017 Tax Cuts and Jobs Act – $2.9 million rate decrease started on April 1, 2018 – customers were paid $1 million in July 2018 for January to March 2018 tax savings – pass back of protected portion of net regulatory liability for excess deferred income taxes ($14 million) over remaining lives of the related assets and the unprotected portion ($10 million) over a three-year period – $3 million annually • FERC Docket No. EL18-111-000 – In November 2018, the Federal Energy Regulatory Commission (FERC) issued an order directing RECO to refund $0.6 million to its transmission customers and reducing its annual transmission revenue requirement by an immaterial amount to reflect the TCJA. a. See Note B – Regulatory Matters/Other Regulatory Matters on pages 23 – 27 and Note J – Income Taxes on pages 35 – 36 in the 2Q 2020 Form 10-Q. 40

Tax Update on the CARES Act Coronavirus Aid, Relief, and Economic Security (CARES) Act: • Enacted on March 27, 2020 in response to the COVID-19 pandemic • Contains $2.3 trillion in economic relief to eligible businesses and individuals impacted by the Coronavirus outbreak Opportunities Applicable to Con Edison: • Five-year carryback of a net operating loss (NOL) for tax years 2018-2020 – Con Edison will carryback its NOL of $29 million from tax year 2018 back to tax year 2013. This will allow Con Edison, mostly at the Clean Energy Businesses, to receive a $2.5 million net tax refund and to recognize a discrete income tax benefit of $4 million in March 2020, due to the higher federal tax rate in 2013 – Con Edison and its subsidiaries are not expecting to have a federal NOL in tax years 2019 or 2020 • Due to temporary relaxation of limitations on interest deductions under IRS Code 163(j), Con Edison and its subsidiaries expect to benefit: – By the increase in the percentage for calculating the limitation on the interest expense deduction from 30 percent of Adjusted Taxable Income (ATI) to 50 percent of ATI in 2019 and 2020 – This may allow the Companies to deduct 100 percent of interest expense – over $900 million annually • The companies qualify for an Employee Retention Tax Credit and Deferral of Payroll Tax – Eligible employers that continue to pay employees, but a portion of its workforce cannot perform their regular jobs due to Coronavirus pandemic – Receive a 50 percent credit on wages up to $10,000 per employee against their employment taxes each quarter – In the second quarter of 2020, Con Edison and CECONY recognized a tax benefit to Taxes, other than income taxes expense of $8 million and $5 million, respectively – Allows for deferral of employer share (6.2 percent) of employee wages subject to Social Security taxes due from March 27 through December 31, 2020 (the Companies intend to defer the payment of employer payroll taxes for the period April 1, 2020 through December 31, 2020 of approximately $73 million ($65 million of which is for CECONY) – 50 percent repayment of payroll taxes due by December 2021 and remaining 50 percent due by December 2022 41

CECONY Operations and Maintenance Expenses(a) ($ in millions) Departmental Other Expenses(b) $1,612 $1,572 $1,597 $1,594 $1,508 $1,521 $1,417 $344 Other $1,096 $1,041 $550 $308 $954 $958 $273 $250 $277 Regulatory $682 Fees and $469 Assessments (c) $464 $260 $476 $444 $167 YTD Healthcare/ $159 $350 $787 YTD Other Employee $160 YTD Benefits $364 $160 $170 $170 $166 Pension/ $159 $161 $134 $66 YTD OPEBs $58 $71 $(89) $(63) YTD 2015 2016 2017 2018 2019 2020E 2015 2016 (d) 2017 (d) 2018 (d) 2019 (d) 2020E (d) a. All amounts reflect a change in methodology for select facilities and telecommunication expenses. b. Other Expenses generally are either reconciled through amounts reflected in rates, or represent surcharges that are recovered in revenues from customers. c. Includes Demand Side Management, System Benefit Charges and Public Service Law 18A assessments which are collected in revenues. d. Excludes non-service components of Pension/OPEBs pursuant to Accounting Standards Update 2017-07. For the six months ended June 30, 2020, CECONY recorded non-service cost components of $106 million. See pages 28 - 30 of the 2Q 2020 Form 10-Q. 42

Composition of Regulatory Rate Base(a) (as of June 30, 2020) CECONY ($ in millions) Electric NY $21,728 Gas NY 6,839 Steam NY 1,470 Total CECONY $30,037 O&R ($ in millions) O&R Electric NY $873 O&R Gas NY 474 RECO NJ 258 Total O&R $1,605 CECONY CECONY Gas CECONY O&R RECO Total Rate Base $31,642 Electric Steam a. Average rate base for 12 months ended June 30, 2020. 43

Average Rate Base Balances ($ in millions) 5.4% 3-year CAGR $35,783 $33,872 $1,796 $31,930 $30,559 $1,741 $33,987 $1,661 $32,131 $28,515 $1,551 $30,269 $1,458 $29,008 $25,014 $26,014 $24,522 $1,376 $27,057 $1,304 O&R $1,357 $24,638 $23,165 $23,710 CECONY Actual Forecast 2015 2016 2017 2018 2019 2020E(a) 2021E(a) 2022E(a) Electric $ 17,599 $ 17,971 $ 18,513 $ 20,057 $ 21,149 $ 21,660 $ 22,783 $ 23,926 CECONY Gas 4,023 4,267 4,723 5,581 6,408 7,171 7,911 8,622 Steam 1,543 1,472 1,402 1,419 1,451 1,438 1,437 1,439 Electric 769 731 759 806 842 906 948 964 O&R Gas 386 362 392 426 455 476 498 524 RECO Electric 202 211 225 226 254 279 295 308 a. Amounts reflect the CECONY electric and gas rate plan approved on January 16, 2020. 44

Regulated Utilities' Rates of Return and Equity Ratios (12 Months ended June 30, 2020) Regulated Basis Allowed Actual CECONY Electric 8.9% 8.8% Gas 8.9 8.9 Steam 9.3 5.8 (a) Overall – CECONY 8.9 8.7 CECONY Equity Ratio 48.0% 47.3% O&R Electric 9.0% 8.5% Gas 9.0 9.7 RECO 9.6 5.6 (a) Overall – O&R 9.1 8.4 O&R Equity Ratio 48.0% 48.2% a. Weighted by rate base. 45

Capital Expenditures ($ in millions) $5,235(a) $5,249 $248 $1,078 $1,791(b) $3,944 $3,937 $11 $24 $3,792 $3,676 $3,606 $400 $400 $76 $3,418 $1,235 $66 $205 $400 $447 $248 $823 $3,533 $3,513 $3,316 $3,093 $3,210 $3,223 $2,922 $2,595 (c) (c) (c) 2015 2016 2017 2018 2019 2020E 2021E 2022E Actual Forecast(d) CECONY & O&R - actual Clean Energy Businesses - actual Con Edison Transmission - actual CECONY & O&R - forecast Clean Energy Businesses - forecast Con Edison Transmission - forecast a. 2016 includes Stagecoach JV investment of $974 million. b. 2018 includes Clean Energy Businesses' purchase of Sempra Solar Holdings, LLC. c. Amounts reflect the CECONY electric and gas rate plan approved on January 16, 2020. d. 2019 Form 10-K, page 32. 46

Utilities' Capital Expenditures ($ in millions) $3,533 $3,513 $3,223 $3,316 Steam $3,093 $3,210 $2,922 $2,595 Gas Electric Depreciation 2015 2016 2017 2018 2019 2020E (a) 2021E (a) 2022E (a) Actual Forecast (b) Annual CECONY Capital Expenditures Annual O&R Capital Expenditures Electric Gas Steam Depreciation Electric Gas Depreciation 2015 1,658 671 106 1,040 114 46 68 2016 1,819 811 126 1,106 114 52 67 2017 1,905 909 90 1,195 128 61 71 2018 1,861 1,050 94 1,276 138 67 77 2019 1,851 1,078 91 1,373 142 61 84 2020E(a) 2,150 1,086 92 1,590 153 52 92 2021E(a) 2,162 1,060 85 1,707 155 51 95 2022E(a) 2,019 993 87 1,843 163 54 99 a. Amounts reflect the CECONY electric and gas rate plan approved on January 16, 2020. b. 2019 Form 10-K, page 32. 47

Financing Plan for 2020 – 2022 Financing Plan • Issue between $1,500 million and $2,000 million of long-term debt, primarily at the Utilities, in 2020 and approximately $1,800 million in aggregate of long-term debt at the Utilities during 2021 and 2022, in addition to the issuance of long-term debt to refinance maturities at the Utilities. • Issue debt secured by the Clean Energy Businesses’ renewable electric production projects and by Con Edison Transmission’s investments. • Issue up to $600 million of common equity in 2020 and approximately $1,100 million in aggregate of common equity during 2021 and 2022, in addition to equity issued through dividend reinvestment, employee stock purchase and long-term incentive plans and in addition to the 1.05 million shares issued for $88 million in January 2020 to settle the remainder of a May 2019 equity forward transaction. 2020 Debt Financing Activity • In March, CECONY issued $600 million of 3.35 percent of debentures due 2030 and $1,000 million of 3.95 percent debentures due 2050 in its inaugural green bond offering. • In July, Con Edison borrowed $820 million pursuant to a supplemental credit agreement at a variable rate that is due March 2021. Long-term Debt Maturities ($ in millions) 2020 2021 2022 2023 2024 Con Edison, Inc. [parent company] $3 $1,178 $293 $— $— (a) CECONY 350 640 — — 250 O&R — — — — — CEBs 165(b) 149 144 316 135 Total $518 $1,967 $437 $316 $385 a. CECONY $350 million debt matured in June, 4.45% b. CEBs repaid $90 million of maturing debt during the six months ended June 30, 2020 48

Capital Structure – June 30, 2020 ($ in millions) Consolidated Edison, Inc. Baa2 / BBB+ / BBB+ Debt $ 21,114 53% Equity 18,441 47 Total $ 39,555 100% CECONY O&R Parent and Other Baa1 / A- / A- Baa1 / A- / A- Debt $ 16,194 53% Debt $ 818 51% Debt $ 4,102 55% Equity 14,265 47 Equity 778 49 Equity 3,398 45 Total $ 30,459 100% Total $ 1,596 100% Total $ 7,500 100% Amounts shown exclude notes payable and include the current portion of long-term debt. Senior unsecured credit ratings shown in order of Moody’s / S&P / Fitch. Moody’s has stable outlooks for CEI and CECONY and negative outlook for O&R. S&P has stable outlooks for each entity and Fitch has negative outlooks for each entity. Ratings are not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. 49

Commercial Paper Borrowings ($ in millions) 50

Utilities' Sales and Revenues – Electric Second Quarter
($ in millions)

Electric – 2nd Quarter	Millions of Kilowatt-hours		Revenues in Millions	
	2020	2019	2020	2019
Con Edison of New York				
Residential and Religious	2,294	2,101	$616	$541
Commercial and Industrial	2,117	2,283	414	429
Retail choice customers	5,007	5,691	502	516
Public Authorities	31	33	4	5
NYPA, Municipal Agency and other	2,035	2,277	141	143
Total Sales[(a)]	**11,484**	**12,385**	**$1,677**	**$1,634**
Orange and Rockland				
Residential and Religious	415	356	$70	$64
Commercial and Industrial	174	190	26	25
Retail choice customers	616	712	42	45
Public Authorities	24	24	1	2
Total Sales[(a)]	**1,229**	**1,282**	**$139**	**$136**
Regulated Utility Sales & Revenues				
Residential and Religious	2,709	2,457	$686	$605
Commercial and Industrial	2,291	2,473	440	454
Retail choice customers	5,623	6,403	544	561
Public Authorities	55	57	5	7
NYPA, Municipal Agency and other	2,035	2,277	141	143
Total Sales	**12,713**	**13,667**	**$1,816**	**$1,770**

a. Electric delivery volumes in CECONY's and O&R's service areas decreased 7.3 percent and 4.1 percent, respectively, for the three months ended June 30, 2020 compared with the 2019 period. After adjusting for weather and other variations, electric delivery volumes in CECONY's and O&R's service areas decreased 8.0 percent and 5.4 percent, respectively, for the three months ended June 30, 2020 compared with the 2019 period.

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Utilities' Sales and Revenues – Electric Year-to-Date
($ in millions)

Electric – Year-to-Date	Millions of Kilowatt-hours 2020	Millions of Kilowatt-hours 2019	Revenues in Millions 2020	Revenues in Millions 2019
Con Edison of New York				
Residential and Religious	4,637	4,516	$1,225	$1,137
Commercial and Industrial	4,518	4,743	848	848
Retail choice customers	10,720	11,629	1,057	1,024
Public Authorities	55	58	8	9
NYPA, Municipal Agency and other sales	4,385	4,664	281	275
Total Sales[(a)]	**24,315**	**25,610**	**$3,419**	**$3,293**
Orange and Rockland				
Residential and Religious	767	753	$137	$137
Commercial and Industrial	382	386	53	51
Retail choice customers	1,254	1,397	82	85
Public Authorities	50	50	3	4
Total Sales[(a)]	**2,453**	**2,586**	**$275**	**$277**
Regulated Utility Sales & Revenues				
Residential and Religious	5,404	5,269	$1,362	$1,274
Commercial and Industrial	4,900	5,129	901	899
Retail choice customers	11,974	13,026	1,139	1,109
Public Authorities	105	108	11	13
NYPA, Municipal Agency and other sales	4,385	4,664	281	275
Total Sales	**26,768**	**28,196**	**$3,694**	**$3,570**

a. Electric delivery volumes in CECONY's and O&R's service areas decreased 5.1 percent for the six months ended June 30, 2020 compared with the 2019 period. After adjusting for weather and other variations, electric delivery volumes in CECONY's and O&R's service areas decreased 3.9 percent and 1.3 percent, respectively, for the six months ended June 30, 2020 compared with the 2019 period.

conEdison, inc.
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Utilities' Sales and Revenues – Gas Second Quarter
($ in millions)

Gas – 2nd Quarter

	Thousands of Dekatherms		Revenues in Millions	
	2020	2019	2020	2019
Con Edison of New York				
Residential	10,602	9,816	$192	$183
General	6,646	6,550	63	76
Firm Transportation	17,112	16,037	124	120
Total Firm Sales and Transportation[(a)]	**34,360**	**32,403**	**379**	**379**
Interruptible Sales	2,501	1,860	7	9
Transportation of Customer Owned Gas	22,981	25,943	14	14
Total Sales	**59,842**	**60,206**	**$400**	**$402**
Off-system Sales	—	—	—	—
Orange and Rockland				
Residential	1,686	1,287	$19	$18
General	294	337	3	4
Firm Transportation	1,452	1,361	11	10
Total Firm Sales and Transportation[(a)]	**3,432**	**2,985**	**33**	**32**
Interruptible Sales	771	840	1	1
Transportation of Customer Owned Gas	130	126	—	—
Total Sales	**4,333**	**3,951**	**$34**	**$33**
Off-system Sales	—	—	—	—
Regulated Utility Sales & Revenues				
Residential	12,288	11,103	$211	$201
General	6,940	6,887	66	80
Firm Transportation	18,564	17,398	135	130
Total Firm Sales and Transportation	**37,792**	**35,388**	**412**	**411**
Interruptible Sales	3,272	2,700	8	10
Transportation of Customer Owned Gas	23,111	26,069	14	14
Total Sales	**64,175**	**64,157**	**$434**	**$435**
Off-system Sales	—	—	—	—

a. Firm sales and transportation volumes in CECONY's and O&R's service areas increased 6.0 percent and 15.0 percent, respectively, for the three months ended June 30, 2020 compared with the 2019 period. After adjusting for weather and other variations, firm sales and transportation volumes in CECONY's and O&R's service areas decreased 2.1 percent and 4.8 percent, respectively, for the three months ended June 30, 2020 compared with the 2019 period.

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Utilities' Sales and Revenues – Gas Year-to-Date
($ in millions)

Gas – Year-to-Date

	Thousands of Dekatherms		Revenues in Millions	
	2020	2019	2020	2019
Con Edison of New York				
Residential	32,846	36,940	$575	$621
General	19,048	20,983	201	254
Firm Transportation	50,029	51,518	428	388
Total Firm Sales and Transportation[(a)]	**101,923**	**109,441**	**1,204**	**1,263**
Interruptible Sales	4,987	5,401	18	28
Transportation of Customer Owned Gas	48,182	51,407	32	30
Total Sales	**155,092**	**166,249**	**$1,254**	**$1,321**
Off-system Sales	—	—	—	—
Orange and Rockland				
Residential	5,761	6,253	$70	$87
General	1,225	1,448	12	17
Firm Transportation	4,995	5,579	38	37
Total Firm Sales and Transportation[(a)]	**11,981**	**13,280**	**120**	**141**
Interruptible Sales	1,936	1,892	3	3
Transportation of Customer Owned Gas	502	563	—	—
Total Sales	**14,419**	**15,735**	**$123**	**$144**
Off-system Sales	—	—	—	—
Regulated Utility Sales & Revenues				
Residential	38,607	43,193	645	708
General	20,273	22,431	213	271
Firm Transportation	55,024	57,097	466	425
Total Firm Sales and Transportation	**113,904**	**122,721**	**1,324**	**1,404**
Interruptible Sales	6,923	7,293	21	31
Transportation of Customer Owned Gas	48,684	51,970	32	30
Total Sales	**169,511**	**181,984**	**$1,377**	**$1,465**
Off-system Sales	—	—	—	—

a. Firm sales and transportation volumes in CECONY's and O&R's service areas decreased 6.9 percent and 9.8 percent, respectively, for the six months ended June 30, 2020 compared with the 2019 period. After adjusting for weather and other variations, firm sales and transportation volumes in CECONY's and O&R's service areas decreased 0.4 percent for the six months ended June 30, 2020 compared with the 2019 period.

conEdison, inc.
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Utilities' Sales and Revenues – Steam Second Quarter and Year-to-Date ($ in millions) Steam – 2nd Quarter Millions of Pounds Revenues in Millions 2020 2019 2020 2019 Con Edison of New York General 65 60 $4 $4 Apartment House 1,037 1,033 26 25 Annual Power 1,920 2,286 52 60 Total Sales (a) 3,022 3,379 $82 $89 Steam – Year-to-Date Millions of Pounds Revenues in Millions 2020 2019 2020 2019 Con Edison of New York General 327 388 $16 $19 Apartment House 3,213 3,609 91 107 Annual Power 6,438 7,940 213 268 Total Sales (a) 9,978 11,937 $320 $394 a. Steam sales and deliveries decreased 10.6 percent and 16.4 percent, respectively, for the three and six months ended June 30, 2020 compared with the 2019 period. After adjusting for weather and other variations, steam sales and deliveries decreased 20.0 percent and 5.9 percent, respectively, for the three and six months ended June 30, 2020 compared with the 2019 period. 55

Income Statement – 2020 Second Quarter ($ in millions) CECONY O&R CEBs CET Other(a) Total Total operating revenues $2,345 $175 $198 $1 $— $2,719 Depreciation and amortization 396 23 57 — — 476 Other operating expenses 1,560 142 59 2 1 1,764 Total operating expenses 1,956 165 116 2 1 2,240 Operating income 389 10 82 (1) (1) 479 Other income (deductions) (40) (3) 1 25 (4) (21) Interest expense 190 11 37 4 5 247 Income before income tax expense 159 (4) 46 20 (10) 211 Income tax expense 7 (2) — 6 (2) 9 Net income $152 $(2) $46 $14 $(8) $202 Income attributable to non-controlling interest — — 12 — — 12 Net income for common stock $152 $(2) $34 $14 $(8) $190 a. Includes parent company and consolidation adjustments. Con Edison’s consolidated financial statements and the notes thereto are in Item 1 of the second quarter 2020 Form 10-Q. 56

Income Statement – 2020 Year-to-Date
($ in millions)

	CECONY	O&R	CEBs	CET	Other[a]	Total
Total operating revenues	$5,200	$408	$344	$2	$(1)	$5,953
Depreciation and amortization	786	45	115	—	—	946
Other operating expenses	3,282	298	133	5	2	3,720
Total operating expenses	4,068	343	248	5	2	4,666
Operating income	1,132	65	96	(3)	(3)	1,287
Other income (deductions)	(100)	(8)	1	51	(3)	(59)
Interest expense	372	20	160	9	9	570
Income before income tax expense	660	37	(63)	39	(15)	658
Income tax expense	102	8	(43)	11	(14)	64
Net income	$558	$29	$(20)	$28	$(1)	$594
Income attributable to non-controlling interest	—	—	29	—	—	29
Net income for common stock	$558	$29	$(49)	$28	$(1)	$565

For the CEBs, reconciliation of net income for common stock to adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA)

Net income for common stock	$(49)
Mark-to-market pre-tax loss/(gain)	86
HLBV pre-tax loss/(gain)	29
Interest expense/(income), excluding mark-to-market effects of interest rate swaps	74
Income tax (benefit)/expense	(48)
Pre-tax equivalent of production tax credits (25%)	5
Depreciation and amortization	115
Adjusted EBITDA (non-GAAP)	$212

a. Includes parent company and consolidation adjustments.

Con Edison's consolidated financial statements and the notes thereto are in Item 1 of the second quarter 2020 Form 10-Q.

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Statement of Cash Flows – 2020 Year-to-Date ($ in millions) (a) CECONY O&R CEBs CET Other Total Net cash flows from/(used in) operating activities $975 $74 $653 $(4) $(518) $1,180 Net cash flows from/(used in) investing activities (1,574) (95) (273) 10 — (1,932) Net cash flows from/(used in) financing activities 762 8 (405) (6) 521 880 Net change for the period 163 (13) (25) — 3 128 Balance at beginning of period 933 32 251 — 1 1,217 Balance at end of period (b) $1,096 $19 $226 $— $4 $1,345 a. Includes parent company and consolidation adjustments. b. See "Reconciliation of Cash, Temporary Cash Investments and Restricted Cash" in Note A in Item 1 of the second quarter 2020 Form 10-Q. Con Edison’s consolidated financial statements and the notes thereto are in Item 1 of the second quarter 2020 Form 10-Q. 58

Balance Sheet – As of June 30, 2020 ($ in millions) CECONY O&R CEBs CET Other(a) Total ASSETS Current assets $3,747 $231 $568 $22 $(4) $4,564 Investments 475 25 — 1,587 (7) 2,080 Net plant 38,205 2,377 4,299 17 (1) 44,897 Other noncurrent assets 4,897 376 1,852 14 401 7,540 Total assets $47,324 $3,009 $6,719 $1,640 $389 $59,081 LIABILITIES AND SHAREHOLDERS' EQUITY Current liabilities $4,127 $285 $1,217 $122 $954 $6,705 Noncurrent liabilities 13,378 1,128 177 101 2 14,786 Long-term debt 15,554 818 2,858 500 (581) 19,149 Equity 14,265 778 2,467 917 14 18,441 Total liabilities and equity $47,324 $3,009 $6,719 $1,640 $389 $59,081 a. Includes parent company and consolidation adjustments. Con Edison’s consolidated financial statements and the notes thereto are in Item 1 of the second quarter 2020 Form 10-Q. 59

Rating Agency Credit Metrics

Rating Agency	Rating / Outlook[a]	Rating Agency Key Metric[b]	Rating Agency Forecast[c]	Rating Agency Downgrade Threshold
Moody's Investors Services	• CEI: Baa2 / Stable • CECONY: Baa1 / Stable • O&R: Baa1 / Negative	CFO pre-WC[e] / Debt	• 15% • 14% - 16% • <15%	• <13% • <14% • <15%
S&P Global Ratings[d]	• CEI: BBB+ / Stable • CECONY: A- / Stable • O&R: A- / Stable	Funds from operations to Debt	• >16%	• <16%
Fitch Ratings	• CEI: BBB+ / Negative • CECONY: A- / Negative • O&R: A- / Negative	Funds from operations-Adjusted Leverage	• No updated forecast specified	• >5.0x • >5.0x • >5.0x

This slide reflects the company's understanding of certain credit criteria of the rating agencies at this time, which are subject to change.

Source: Moody's Investors Service Credit Opinion March 17, 2020; S&P Global Ratings RatingsDirect January 23, 2020; Fitch Ratings press release "Fitch Affirms ConEd & Subsidiaries at 'BBB+'; Outlook Revised to Negative" March 25, 2020.

a. Represents senior unsecured ratings. Ratings are not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at anytime.
b. As defined and calculated by each respective rating agency. The rating agencies use other metrics that are not described on this slide.
c. Forecast represents: "12-18 Month Forward View As of Date Published" for Moody's; "2020 onward" for S&P; Fitch published a forecast of Funds from operations-Adjusted Leverage of "Near or at 5.0x" for CEI, 4.7x for CECONY and 4.6x for O&R in the December 17, 2019 press release; however, on March 25, 2020 Fitch indicated a "view credit metrics are now likely to weaken over the rating horizon," which is 2020-2022.
d. S&P rates CECONY and O&R on a group rating methodology with Con Edison.
e. CFO pre-WC is defined by Moody's as cash flow from operations before changes in working capital.

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List of Notes to 2020 Second Quarter Form 10-Q Financial Statements Page A – Summary of Significant Accounting Policies and Other Matters 19 - 23 B – Regulatory Matters 23 - 27 C – Capitalization 27 - 28 D – Short-Term Borrowing 28 E – Pension Benefits 28 - 29 F – Other Postretirement Benefits 30 G – Environmental Matters 30 - 32 H – Other Material Contingencies 32 - 33 I – Leases 33 - 35 J – Income Tax 35 - 36 K – Revenue Recognition 37 - 38 L – Financial Information by Business Segment 38 - 39 M – Derivative Instruments and Hedging Activities 39 - 42 N – Fair Value Measurements 42 - 45 O – Variable Interest Entities 45 - 46 P – New Financial Accounting Standards 46 61